EXHIBIT 10.1

SIRVA, Inc.
Senior Executive Severance Plan

Article I
Purpose

The purpose of the Plan is to protect Participants against an involuntary loss of employment so as to attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of the operations of the Company and the Subsidiaries is largely dependent.

Article II
Definitions

Section 2.01           Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

(a)           “Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

(b)           “Base Salary” means the highest annualized rate of regular salary in effect for the Participant (i) during the one-year period before the Participant’s Termination of Employment or, if higher, (ii) during the period commencing one year prior to a Change of Control and ending upon the date of the Participant’s Termination of Employment.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cause” means, with respect to a Participant (as determined by the Committee in its sole discretion) (i) the continued and willful failure of the Participant substantially to perform the duties of his or her employment for the Company or any Subsidiary (other than any such failure due to the Participant’s disability), (ii) the Participant’s engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company, any Subsidiary or any of their Affiliates, including, but not limited to by way of damage to the Company’s or a Subsidiary’s reputation or public standing, (iii) the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony in the jurisdiction involved, (iv) the Participant’s material violation or breach of the Company’s or any Subsidiary’s code of conduct or ethics or other Company policy or rule or the material breach by the Participant of any of his or her obligations under any written covenant or agreement with the Company, any Subsidiary or any of their Affiliates, or (v) any failure by the Participant to cooperate, if requested by the Company or any Subsidiary, with any investigation or inquiry into the Participant’s or the Company’s or any Subsidiary’s business practices, whether internal or external, including, but not limited to, the Participant’s refusal to be deposed or to provide testimony at any trial or inquiry.

(e)           “Change of Control” means the first occurrence of any of the following events after the effective date of the Plan:

(i)            the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act), other than the Company, the Subsidiaries, any employee benefit plan of the Company or the Subsidiaries, any stockholder holding 15% or more of the capital stock of the Company at the time the Plan is adopted by the Board or any Affiliate of such stockholder, of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)           within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from clauses (i), (iii), (iv) or (v) of this definition);

(iii)          the merger or consolidation of the Company as a result of which persons who were holders of voting capital stock of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iv)          the approval by the stockholders of the Company of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; and

(v)           the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company, any stockholder holding 15% or more of the capital stock of the Company at the time the Plan is adopted by the Board or any Affiliate of such stockholder.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Committee” means the Compensation Committee of the Board, or any committee established and appointed by the Board or by a duly authorized committee of the Board, in each case, to administer the Plan, and any successor thereto.

(h)           “Company” means SIRVA, Inc., a Delaware corporation, and any successor thereto.

(i)            “Eligible Termination of Employment” has the meaning given in Section 3.01.

(j)            “ERISA” means the Employee Retirement Income Security Act of l974, as amended.

(k)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)            “Good Reason” means, with respect to a Participant, without the Participant’s prior written consent,

(i)            A reduction exceeding 10% during any 12 consecutive month period in the Participant’s Base Salary, or in the rate of the Participant’s annual cash compensation (i.e., Base Salary and target annual cash incentive opportunity), in either case, excluding any reduction both (A) applicable to similarly situated officers or employees generally, and (B) not implemented within the 24-month period after a Change of Control,

(ii)           A material adverse change in the Participant’s position, duties or responsibilities as a senior executive of the Company; provided, however, that this clause shall not apply (A) in connection with a Transfer of Business if the position offered to the Participant by the transferee is comparable in position, duties or responsibilities with the position, duties and responsibilities of the Participant prior to such Transfer of Business, or (B) where such position, duties or responsibilities are changed primarily to the fact that the Company may no longer be a public company, or

(iii)          A change in the Participant’s principal work location to a location more than 50 miles from the Participant’s prior work location and residence.

The occurrence of the events or conditions described in clauses (i)-(iii) of this definition shall not constitute Good Reason unless (A) within 60 days of the occurrence of the events claimed to be

Good Reason, the Participant notifies the Committee in writing of the reasons why he or she believes that Good Reason exists, (B) the Company has failed to correct the circumstances that would otherwise be Good Reason within 30 days of receipt of such notice, and (C) the Participant terminates his or her employment within 15 days of such 30-day period (or, if earlier, within 15 days of the date the Committee has confirmed to the Participant that it will not correct such circumstances). In no event shall the mere occurrence of a Change of Control or Transfer of Business, absent any further impact on the Participant, be deemed to constitute Good Reason.

(m)          “Incumbent Director” means with respect to any period of time specified under the Plan for purposes of determining a Change of Control, the persons who were members of the Board at the beginning of such period.

(n)           “Participant” means any Tier I Executive, Tier II Executive or Tier III Executive designated by the Committee as eligible to participate in the Plan; provided, that a Participant’s participation in the Plan shall automatically terminate, without notice to or consent of the Participant, upon the termination of the Participant’s employment with the Company for any reason (including, but not limited to, death, disability, Transfer of Business or other disposition of the Subsidiary which employs the Participant) that is not an Eligible Termination of Employment.

(o)           “Plan” means this SIRVA, Inc. Senior Executive Severance Plan, as the same may be amended from time to time.

(p)           “Pro-Rated Annual Bonus” has the meaning given in Section 3.03(a)(ii).

(q)           “Severance Benefits” has the meaning given in Section 3.01.

(r)            “Severance Pay” has the meaning given in Section 3.02(a).

(s)           “Severance Period” has the meaning given in Section 3.02(b).

(t)            “Subsidiary” means (i) any corporation in which the Company owns, directly or indirectly, stock of the total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation, and (ii) any other business organization, regardless of form, in which the Company possesses, directly or indirectly, at least 50% of the total combined equity interests of such organization.

(u)           “Termination of Employment” means a termination of the Participant’s employment with the Company and the Subsidiaries that constitutes a “separation from service” within the meaning of section 409A of the Code. Notwithstanding the immediately preceding sentence, a Termination of Employment shall not include:

(i)            The disposition by the Company of the Subsidiary that employs the Participant if such employing Subsidiary adopts the Plan and continues (by assignment or otherwise) to be the employer of the Participant, or

(ii)           A termination of employment in a Transfer of Business in connection with which the Participant receives a bona fide offer of employment from the transferee (or an affiliate of the transferee), whether or not accepted, for which purpose a bona fide offer of employment is an offer of employment effective on the closing of the Transfer of Business on terms that does not have an effect described in clauses (i), (ii) or (iii) of the definition of Good Reason.

A Participant shall cooperate with the transferee in a Transfer of Business by completing such employment applications and providing such other information as the transferee may need in order to make a bona fide offer of employment. A Participant who fails to provide such cooperation shall be deemed to have received and rejected a bona fide offer of employment.

(v)           “Tier I Executive” means the Company’s Chief Executive Officer.

(w)          “Tier II Executive” means any executive officer of the Company who reports directly to the Company’s Chief Executive Officer.

(x)            “Tier III Executive” means any executive officer, officer or key employee of the Company or any Subsidiary designated by the Committee as a Tier III Executive (other than any Tier I Executive or Tier II Executive).

(y)           “Transfer of Business” means a transfer of the Participant’s position to another entity, as part of either (i) a transfer to such entity as a going concern of all or part of the business function of the Company in which the Participant was employed, or (ii) an outsourcing to another entity of a business function of the Company in which the Participant was employed.

Section 2.02           Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Article III
Severance Benefits

Section 3.01           Eligible Termination of Employment. Each Participant shall be entitled to severance and other benefits under the Plan in the amounts set forth in Section 3.02 and Section 3.03 (“Severance Benefits”) if the Participant incurs an Eligible Termination of Employment, subject to the Participant’s execution and delivery of a valid and unrevoked General Release and Separation Agreement as required by Section 3.05, and the Participant’s cooperation as required by Section 3.06. For this purpose an “Eligible Termination of Employment” is:

(a)           A Termination of Employment by reason of a termination of the Participant’s employment by the Company and the Subsidiaries for any reason other than death, disability, Cause, or Transfer of Business, or

(b)           A Termination of Employment by reason of a termination of the Participant’s employment with the Company and the Subsidiaries by the Participant for Good Reason within the 24-month period after a Change of Control.

No Severance Benefits shall be payable in respect of a Termination of Employment that is not an Eligible Termination of Employment. For the avoidance of doubt, none of the following shall be an Eligible Termination of Employment: (i) termination of the Participant’s employment upon death, disability or retirement, (ii) termination of the Participant’s employment by the Company for Cause or upon Transfer of Business, (iii) termination of the Participant’s employment by the Participant for Good Reason that does not occur within the 24-month period after a Change of Control, or (iv) any voluntary resignation not described in clause (iii).

Section 3.02           Severance Pay.

(a)           Generally. The amount of severance pay (“Severance Pay”) to which the Participant is entitled under the Plan shall be the product of the amount described in clause (i) multiplied by the percentage described in clause (ii), with such product reduced (but not below zero) by the amount described in clause (iii):

(i)            the Participant’s Base Salary;

(ii)           the applicable percentage set forth in Section 3.02(b) opposite the Participant’s classification at the time of his or her Termination of Employment (disregarding any adverse change in classification after a Change of Control);

(iii)          the sum of (A) severance or similar payments made pursuant to any Federal, state or local law, and (B) any termination or severance payments under any other termination or severance plans, policies or programs of the Company, any Subsidiary or any of their Affiliates that the Participant receives notwithstanding Section 3.02(c).

(b)           Severance Percentage; Severance Period. In the event the Participant’s Eligible Termination of Employment occurs outside an enhanced benefit period described below, the applicable percentage shall be the percentage set forth in column (i) and the applicable severance period (“Severance Period”), which shall be measured from the date of the Eligible Termination of Employment, shall be the period set forth in column (ii). In the event the Participant’s Eligible Termination of

Employment occurs within an enhanced benefit period described below, the applicable percentage shall be the percentage set forth in column (iii) and the applicable Severance Period shall be the period set forth in column (iv). The 24-month period following a Change of Control shall be the only enhanced benefit period.

	(i)	(ii)	(iii)	(iv)
	Percentage absent Change of Control	Severance Period absent Change of Control	Percentage— Change of Control	Severance Period— Change of Control
Tier I Executive	Negotiated Percentage	Negotiated Period	Negotiated Percentage	Negotiated Period

Tier II Executive or Tier III Executive	100%	1 year	100%	1 year

(c)           No Duplication of Benefits. There shall be no duplication of severance benefits under the Plan or otherwise in any manner. Severance Pay under this Plan shall be in lieu of any termination or severance payments to which the Participant may be entitled under any other termination or severance plans, policies or programs of the Company, any Subsidiary or any of their Affiliates. No Participant shall be entitled to Severance Pay hereunder for more than one position with the Company.

(d)           No Mitigation. A Participant shall not be obligated to secure new employment, but each Participant shall report promptly to the Company any actual employment obtained during the Severance Period. Severance Pay under the Plan shall not be subject to mitigation, except as provided in Section 3.02(a) (for other severance pay under applicable law or from the Company), Section 3.02(c) (for other severance pay from the Company), and Section 3.03(b) (for determining continuing eligibility for health and life benefits coverage).

Section 3.03           Other Benefits.

(a)           Vested Benefits. A Participant entitled to Severance Pay pursuant to Section 3.02 shall also be entitled to the following additional benefits (except as expressly provided in this Section 3.03(a)):

(i)            The Participant’s full Base Salary through the date of his or her Termination of Employment,

(ii)           An amount (the “Pro-Rated Annual Bonus”) in lieu of the annual cash incentive compensation opportunity applicable to the Participant for the fiscal year in which the date of his or her Termination of Employment occurs, which will be determined and paid at the sole discretion of Committee, and

(iii)          Any vested amounts or benefits owing to the Participant under any otherwise applicable employee benefit plans and programs, both qualified and nonqualified, and not yet paid and any accrued vacation pay not yet paid by the Company.

(b)           Benefit and Indemnification Continuation. A Participant entitled to Severance Pay pursuant to Section 3.02 shall also be entitled to continue during the applicable Severance Period the following additional benefits:

(i)            continued participation for him or her (and for his or her eligible dependents) in the group health, dental and vision insurance (but not life) that the Participant has elected under the Company’s Group Benefits Plan and that is in effect as of the date of the Participant’s Termination of Employment shall continue in effect on the same basis (and subject to the Participant paying the same gross costs to receive such benefits, which shall be subtracted from Severance Pay); provided, that this coverage shall terminate prior to the end of the Severance Period when the Participant (or his or her eligible dependents, as applicable) becomes entitled to health and life insurance benefit plan coverage (whether or not comparable to plans of the Company) from any subsequent employer. Thereafter, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, may allow the Participant and his or her dependents to continue to receive coverage under the Company’s group health insurance plan for a limited period of time on the same conditions as coverage was offered to the Participant as an active employee, except that the Participant is responsible for the full cost of the health coverage, plus a small administrative charge, and

(ii)           continued indemnification by the Company and the applicable Subsidiaries to the maximum extent permitted under the Articles of Incorporation and By-Laws of the Company and the Subsidiaries to which the Participant provided services, as in effect immediately prior to the date of the Participant’s Termination of Employment or, if more favorable to the Participant, immediately prior to any Change of Control, as the case may be.

(c)           Coordination of Rights. From and after the date of the Participant’s Termination of Employment, neither Participant nor his or her dependents shall be eligible for continued participation in any other employee benefit plans or programs, including, but not limited to, disability income plan, travel accident insurance plan, financial planning programs, executive physical program, or tax-qualified retirement plan. In addition, from and after the date of the Participant’s Termination of Employment, the Participant shall not be entitled to payment of or reimbursement for any legal fees or expenses incurred, except to the extent required by Section 3.03(b)(ii). Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any plan in a manner generally applicable to active employees.

Section 3.04           Payment. Severance Pay shall commence as soon as practicable after the Eligible Termination of Employment and be paid in substantially equal bi-weekly installments over the Severance Period. Notwithstanding the preceding sentence, in the event Severance Pay or any other payment or distribution of a benefit under this Plan is deferred compensation subject to additional taxes or penalties under section 409A of the Code if paid on or commencing on the date specified in this Plan, such payment or distribution shall not be made or commence prior to the earliest date on which section 409A of the Code permits such payment or commencement without additional taxes or penalties under section 409A of the Code. In the event payment is deferred under the preceding sentence, any installments that would have been paid prior to the deferred payment or commencement date but for section 409A of the Code shall be paid in a single lump sum on such earliest payment or commencement date, together with interest at the prime rate (as published in The Wall Street Journal) in effect on the date of Termination of Employment.

Section 3.05           General Release and Separation Agreement. In order to receive benefits under the Plan, a Participant must execute and deliver to the Company a valid and unrevoked General Release and Separation Agreement within 30 days (or such longer period as may be required by law) of his or her date of Termination of Employment, in a form tendered by the Company, which shall be substantially in the form of the General Release and Separation Agreement attached hereto as Exhibit A, with any changes thereto approved by the Company prior to execution. Notwithstanding anything to the contrary contained in the Participant’s Confidentiality, Proprietary Rights and Non-Solicitation Agreement with the Company, as amended, if the Participant is to receive benefits under this Plan that continue for longer than the period by which the Participant is bound by the non-competition and non-solicitation provisions contained in such agreement, such period shall be automatically extended to match the period that the Participant is to receive benefits under this Plan, and the General Release and Separation Agreement shall memorialize such extension (and amend the Participant’s Confidentiality, Proprietary Rights and Non-Solicitation Agreement). No benefits shall be paid under the Plan until the Participant has executed his or her General Release and Separation Agreement and the period within which a Participant may revoke his or her General Release and Separation Agreement has expired without revocation. A Participant may revoke his or her signed General Release and Separation Agreement within 7 days (or such other period provided by law) after his or her signing the General Release and Separation Agreement. Any such revocation must be made in writing and must be received by the Company within such 7-day (or such other) period. A Participant who does not submit a signed General Release and Separation Agreement to the Company within 30 days (or such longer period as may be required by law) of his or her Termination of Employment shall not be eligible to receive any Severance Benefits under the Plan. A Participant who timely revokes his or her General Release and Separation Agreement shall not be eligible to receive any Severance Benefits under the Plan. Notwithstanding the foregoing, the General Release and Separation Agreement shall not:

(a)           affect, limit or modify in any way or release any claim the Participant may have with respect to any amounts payable pursuant to the Plan or any vested amounts or benefits owing to the Participant under any otherwise applicable employee benefit plans and programs maintained, or contributed by any of the Company or any Subsidiary (except that the Plan will supersede any otherwise applicable severance policy), including any compensation previously deferred by the Participant (together with any accrued earnings thereon) and not yet paid and any accrued vacation pay not yet paid, or

(b)           release the Company or any Subsidiary from its commitment during the Severance Period to indemnify the Participant and hold the

Participant harmless from and against any claim, loss or cause of action arising from or out of the Participant’s performance as an officer, director or employee of the Company or any such Subsidiary or in any other capacity, including any fiduciary capacity, in which the Participant served at the request of the Company or any Subsidiary to the maximum extent permitted under the Articles of Incorporation and By-Laws of the Company and the Subsidiaries to which the Participant provided services, as in effect immediately prior to the date of the Participant’s Termination of Employment or, if more favorable to the Participant, immediately prior to any Change of Control.

Section 3.06           Cooperation; Non-Disparagement.

(a)           Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), the Participant agrees that while employed by the Company and for three years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of the Participant’s employment for any reason, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of the Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of the Participant’s employment, the Company shall reimburse the Participant for any reasonable out-of-pocket expenses incurred in providing such assistance and if the Participant is required to provide more than 10 hours of assistance per week after his or her termination of employment then the Company shall pay the Participant a reasonable amount of money for his services at a rate agreed to between the Company and the Participant; and provided, further, that after the Participant’s termination of employment with the Company such assistance shall not unreasonably interfere with the Participant’s business or personal obligations. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its Affiliates. The Participant also agrees to promptly inform the Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.

(b)           Non-Disparagement. Each Participant agrees that he or she shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or its Affiliates, or any of their personnel nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or its Affiliates, or the reputation of the Company or its Affiliates, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible.

Section 3.07           Forfeiture; Return of Consideration. If at any time a Participant breaches any restrictive covenant to which the Participant is bound (including, but not limited to, any restrictive covenant contained in the Participant’s Confidentiality, Proprietary Rights and Non-Solicitation Agreement with the Company, as amended) or Section 3.06, then (i) the Company shall cease to provide any further Severance Pay or other benefits under Section 3.02 or Section 3.03, and the Participant shall repay to the Company all Severance Pay and other benefits previously received under Section 3.02 or Section 3.03. Any amount to be repaid pursuant to this Section 3.07 shall be held by the Participant in constructive trust for the benefit of the Company and shall be paid by the Participant to the Company with interest at the prime rate (as published in The Wall Street Journal) as of the date of breach plus two (2) percentage points or, if less, the maximum interest rate permitted by law, upon written notice from the Committee, within 10 days of such notice. The amount to be repaid pursuant to this Section 3.07 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the breach. The Company shall have the right to offset such amount against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

Article IV
Effective Date, Amendment and Termination

The Plan may be amended, modified, suspended, or terminated unilaterally by the Board at any time; provided, however, that (a) any amendment, modification, suspension, or termination that adversely affects Participants shall not be given any effect until the expiration of one year from the date that Participants are given written notice of the such amendment or termination, (b) upon a Change of Control, the Plan may not be amended, modified, suspended, or terminated in a manner that adversely affects Participants, or (c) in the event a Change of Control occurs during the one-year notice period required with respect to any amendment, modification, suspension, or termination that adversely affects Participants, such amendment, modification, suspension, or termination shall be rendered void and without effect, in each case, unless the amendment is required (as determined by the Committee) by law (including, but not limited to, any provision of the Code) whether such requirement impacts the Company or any Participant. Amendment or termination of the Plan shall not accelerate (or defer) the time of any payment under the Plan that is deferred compensation subject to section 409A of the Code if such acceleration (or deferral) would subject such deferred compensation to additional tax or penalties under section 409A of the Code. The Committee may terminate a Participant’s participation in the Plan at any time; provided, that (i) such termination shall not be given effect until the expiration of one year from the date that the Participant is given notice thereof, and (ii) the Participant’s participation hereunder may not be terminated after a Change of Control (even if notice of termination had been given prior to the occurrence of such event). The Plan shall automatically terminate at the later of two years after a Change of Control or the satisfaction of all Plan liabilities to Participants.

Article V
General Provisions

Section 5.01           Administration. The Committee shall be responsible for the administration of the Plan. The Committee shall have discretionary authority, subject to the provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and the Subsidiaries, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto. The Company and/or the Committee, as the case may be, shall maintain such procedures and records as each deems necessary or appropriate. Each Participant shall receive a copy of the Plan, and written confirmation of his or her participation thereunder.

Section 5.02           ERISA. To the extent ERISA applies to the Plan, the rights of a Participant hereunder and other applicable information are set forth under the headings “Claims and Appeals Procedures” and “Your ERISA Rights” contained in Section I—General Information of the document entitled “Your SIRVA Benefits Package—Summary Plan Description”, and are incorporated by reference into the Plan. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan (a) are not contingent on a Participant’s “retirement” (as such term is defined in the SIRVA Employees Retirement Plan) from the Company or any Subsidiary; and (b) shall be paid or provided in full within 24 months of the Participant’s termination.

Section 5.03           Beneficiary Designation. Each Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits outstanding that remain unpaid at the Participant’s death shall be paid to the Participant’s surviving spouse, if any, or otherwise to his estate.

Section 5.04           Tax Withholding. The Company or the appropriate Subsidiary shall have the right to deduct from all payments any federal, state, or local taxes or other obligations required by law to be withheld with respect to such payments.

Section 5.05           Limitation on Benefits. Notwithstanding anything to the contrary contained in the Plan, to the extent that any of the payments and benefits provided for under the Plan (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code.

Section 5.06           No Set-Off, Etc. Except as otherwise expressly provided in the Plan, the obligation of the Company or any Subsidiary to make the payments provided for in the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any such Subsidiary may have against the Participant or others whether by reason of the subsequent employment of a Participant or otherwise.

Section 5.07           No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time and for any reason, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. Notwithstanding any provision to the contrary contained in the Participant’s contract of employment, if any

Participant’s employment with the Company or any Subsidiary shall be terminated for any reason, such Participant shall not be eligible for any compensation or remuneration with respect to such termination to compensate such Participant for the loss of any rights under the Plan.

Section 5.08           No Right to Particular Assets. Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Subsidiary, on the one hand, and any Participant or executor, administrator or other personal representative or designated beneficiary of such Participant, on the other hand, or any other persons. Any reserves that may be established by the Company or any Subsidiary in connection with the Plan shall continue to be held as part of the general funds of the Company or such Subsidiary, and no individual or entity other than the Company or such Subsidiary shall have any interest in such funds until paid to a Participant. To the extent that any Participant or his executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company or any Subsidiary pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or such Subsidiary.

Section 5.09           No Impact on Benefits; Freedom of Action. Severance Pay and other benefits under the Plan shall not be treated as compensation for purposes of calculating a Participant’s rights under any other employee benefit plan of the Company or any Subsidiary. Subject to Article IV, nothing in the Plan shall be construed as limiting or preventing the Company or any Subsidiary from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest, and no Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

Section 5.10           Governing Law; Waiver of Jury Trial.

(a)           Governing Law. Except to the extent that they may be pre-empted by Federal law, the Plan shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Illinois, without giving effect to the choice of law principles thereof. Each Participant and the Company hereby irrevocably submits to the jurisdiction of the courts of the State of Illinois and the federal courts of the United States of America located in Cook County solely in respect of the interpretation and enforcement of the provisions of this Plan and in respect of the transactions contemplated hereby. Each Participant and the Company hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Plan may not be enforced in or by such courts. Each Participant and the Company hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in any manner permitted by law, shall be valid and sufficient service thereof.

(b)           Waiver of Jury Trial. Each Participant and the Company acknowledges and agrees that any controversy which may arise under this Plan is likely to involve complicated and difficult issues, and therefore each Participant and the Company irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Plan, or the breach, termination or validity of this Plan, or the transactions contemplated by this Plan. Each Participant and the Company certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each such party understands and has considered the implications of this waiver; (iii) each such party makes this waiver voluntarily; and (iv) each such party has been induced to enter into this Plan by, among other things, the mutual waivers and certifications in this Section 5.09.

Section 5.11           Non-Alienation Provision. Subject to applicable law, no interest of any person or entity in any benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Section 5.12           Successors. All obligations of the Company and any Subsidiary under the Plan shall be binding upon and inure to the benefit of any successor to the Company or such Subsidiary (by whatever means).

Section 5.13           Exculpation. No member of the Committee nor any other officer or employee of the Company acting on behalf of the Company with respect to the Plan shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that Committee, or other officer or employee of the Company acting on behalf of the Company with respect to this Plan, or by reason of the exercise of or failure to exercise any power or discretion as such person, except for any action, default, exercise or failure to exercise resulting from such person’s gross negligence or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.

Section 5.14           Indemnification. Each individual who is or shall have been a member of the Board or the Committee shall be indemnified and held harmless by the Company to the fullest extent permitted by the Company’s Articles of Incorporation and its By-Laws against and from any loss, cost liability or expense (including any related attorney’s fees and advances thereof) that may be imposed upon or reasonably incurred by him or her in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under or in connection with this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided, that such individual shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such individuals may be entitled by contract, as a matter of law or otherwise.

Section 5.15           Waiver. The rights and remedies of Participants and the Company under this Plan shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any Participant or the Board, the Committee or the Company of any provision of the Plan shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any such party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same any subsequent time or times hereunder.

Section 5.16           Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

Exhibit A
to the
SIRVA, Inc. Senior Executive Severance Plan

Attached hereto